UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2014

Unwired Planet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16073	94-3219054
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 South Virginia Street, Suite 201

Reno, Nevada 89501

(Address of Principal Executive Offices) (Zip Code)

(775) 980-2345

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

The Company will host a conference call on March 21, 2014 at 8:30 a.m. Eastern Time to discuss certain information regarding the entry into the License Agreement and Purchase Agreement (each defined below). Interested parties may access the conference call over the Internet through the Company’s website at www.unwiredplanet.com or by telephone at (877) 941-2068 or (480)-629-9712 (international). A replay of the conference call will be available for three weeks (until April 11, 2014), beginning at approximately 10:30 a.m. Eastern Time on March 21, 2014 by calling (800) 406-7325. The replay can be accessed internationally by calling (303) 590-3030, access code: 4675723.

The information furnished by the Company pursuant to this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act.

Item 8.01 Other Events.

On March 20, 2014, Unwired Planet, LLC, an indirect subsidiary of Unwired Planet, Inc. (together referred to as the “Company”), entered into (i) a Patent License Agreement (the “License Agreement”) with Lenovo PC International Limited and (ii) a Patent Purchase Agreement (the “Purchase Agreement” and together with the License Agreement, the “Agreements”) with Lenovo Group Limited (together with Lenovo PC International Limited, “Lenovo”).

License Agreement

Pursuant to the License Agreement, the Company granted Lenovo and its affiliates a term-based, non-exclusive, non-transferable license to the Company’s patent portfolio for the purposes of making, using, selling, offering for sale and importing mobile devices. Under the License Agreement, the Company will receive an initial payment from Lenovo by April 17, 2014 (the “Upfront License Agreement Payment”). Lenovo will pay the Company certain royalty payments during the term of the License Agreement for sales of mobile devices (the “Royalty Payments”), such royalty payments to be creditable against the Upfront License Agreement Payment and additional royalty payments if and when the royalties payable exceed the Upfront License Agreement Payment. The term of the License Agreement will be five years from March 20, 2014, provided that under certain circumstances the License Agreement may renew for one additional two year period. During the term of the License Agreement Lenovo has the right to terminate the License Agreement upon at least 30 days prior written notice to the Company, provided that Lenovo will not be entitled to any refund of any payments made (including the Upfront License Agreement Payment). The License Agreement contains other reciprocal terms and conditions, including, but not limited to representations and warranties, restrictions on transfer and confidentiality provisions.

Purchase Agreement

Pursuant to the Purchase Agreement, the Company will sell 21 patent families covering technology utilized in telecommunications infrastructure including mobile device technologies (the “Patents”) to Lenovo. Under the Purchase Agreement, the Company will receive a payment from Lenovo by April 17, 2014 (the “Purchase Payment”) in consideration for the sale and assignment to Lenovo of the Patents. The Purchase Agreement contains other reciprocal terms and conditions, including, but not limited to representations and warranties, restrictions on transfer and confidentiality provisions. In connection with this transaction, the Company purchased certain patent families from Telefonaktiebolaget L M Ericsson (publ) for a total consideration of $10 million which amount is over and above the revenue sharing agreement pursuant to the Master Sale Agreement, dated January 10, 2013, as previously disclosed by the Company.

The Upfront License Agreement Payment and the Purchase Payment together total an aggregate of $100 million.

Letter Agreement with Evercore Group L.L.C.

In connection with entering into the Agreements, the Company engaged Evercore Group L.L.C. (“Evercore”) to provide financial advisory services pursuant to a letter agreement entered into on March 13, 2014 (the “Letter Agreement”). Among other things, the Letter Agreement provides that in consideration for the advisory services provided by Evercore, the Company will pay Evercore fees in connection with the transactions with Lenovo in the form of (i) a cash payment of $2.5 million and (ii) one million shares of the Company’s common stock, par value $0.001 per share, each payable by the Company following the closing of the transactions with Lenovo. The Company also granted Evercore customary piggyback registration rights under the Letter Agreement in connection with resale registrations under the Securities Act of 1933, as amended, of the Company’s common stock.

In connection with the entry into the Agreements, the Company issued a press release, a copy of which is filed as Exhibit 99.1 to this Report and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated March 20, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unwired Planet, Inc.

	By:	/s/ Eric Vetter
Dated: March 21, 2014	Name:	Eric Vetter
	Title:	President and Principal Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated March 20, 2014.